For Period ended 06/30/02                                             All Series
File Number 811-8672

Sub-Item 77K:  Changes in registrant's certifying accountant
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On June 21, 2002,  based on the  recommendation  of the Trust's Audit Committee, the Trust's Board of Trustees determined not to retain KPMG LLP (KPMG) as the Funds' independent auditor and voted to appoint Ernst & Young LLP for the fiscal year ended December 31, 2002. KPMG served as the Funds' independent auditor since the Funds' inception on January 5, 1995 (May 1, 1997 for the USAA Life Aggressive Growth Fund). From that date through the year ended December 31, 2001, KPMG's audit reports contained no adverse opinion or disclaimer of opinion; nor were KPMG's reports qualified or modified as to uncertainty, audit scope, or accounting principle. During the periods that KPMG served as the
Funds'   independent   auditor  and  through  June  21,  2002,   there  were  no
disagreements between the Funds and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.